Exhibit 10.31

Employment Agreement

This Employment Agreement (the “Agreement”) is entered into by and between Gemstar TV-Guide International, Inc. (the “Company”) and Gloria Dickey (“Employee”), as of the 21st day of October 2002 (“Effective Date”).

I.	EMPLOYMENT.

The Company hereby employs Employee and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth, from October 21, 2002, to and including October 20, 2005. This Agreement is subject to renewal only as set forth in Section VI below.

II.	DUTIES.

A. Employee shall serve during the course of her employment as Executive Vice President of Administration, being responsible for oversight of administrative corporate functions as directed by the Chief Executive Officer of the Company, and shall have such other duties and responsibilities as the Chief Executive Officer of the Company shall determine from time to time.

B. Employee agrees to devote the time and attention necessary to fulfill duties for employer hereunder. Nothing herein shall prevent Employee, upon approval of the Board of Directors of the Company, from serving as a director or trustee of other corporations or businesses which are not in competition with the business of the Company or in competition with any present or future affiliate of the Company. Nothing herein shall prevent Employee from investing in real estate for her own account or from owning less than two percent (2%) of any publicly traded corporation not in competition with the business of the Company or in competition with any present or future affiliate of the Company.

C. For the term of this Agreement, Employee shall report to the Chief Executive Officer of the Company.

D. Employee shall render services in the greater Los Angeles, California area and at such places as the Company shall designate from time to time on a temporary basis.

III.	COMPENSATION.

A. The Company will pay to Employee a base salary at the annual rate of $450,000 from October 21, 2002 through October 20, 2003, $475,000 from October 21, 2003 through October 20, 2004, and $500,000 from October 21, 2004 through October 20, 2005. Such salary shall be earned monthly and shall be payable in periodic installments no less frequently than monthly in accordance with the Company’s customary practices. Amounts payable shall be reduced by standard withholding and other authorized deductions. The Company may in its discretion increase Employee’s salary beyond these set amounts but it may not reduce it during the time she serves as Executive Vice President of Administration.

B. Annual Bonus. The Company will, at its sole discretion, pay Employee an annual bonus based on a number of factors, including the performance of Employee, Employee’s Department, and the Company.

C. Welfare Benefit Plans. Employee and/or her family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company.

D. Expenses. Employee shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by her in accordance with the policies, practices and procedures as in effect generally with respect to other peer executives of the Company.

E. Fringe Benefits. Employee shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies as in effect generally with respect to other peer executives of the Company.

F. Vacation. Employee shall be entitled to four (4) weeks paid vacation each year to be taken in accordance with the plans, policies, programs and practices as in effect generally with respect to other peer executives of the Company.

G. Stock Options. The Company shall grant to Employee, subject to Compensation Committee approval and the vesting provisions described in this Agreement, nonqualified stock options (the “Options”) under the Company’s 1994 Stock Incentive Plan, as amended (the “Plan”), to acquire one hundred and fifty thousand (150,000) shares of the Company’s Common Stock (“Common Shares”). Each Option shall represent the right to acquire one (1) Common Share. Subject to earlier termination of the Options as described below, the Options shall vest as follows: (i) thirty thousand (30,000) Options shall vest in full and become immediately exercisable on the first anniversary of the Effective Date, (ii) thirty thousand (30,000) Options shall vest in full and become immediately exercisable on the second anniversary of the Effective Date, (iii) thirty thousand (30,000) Options shall vest in full and become immediately exercisable on the third anniversary of the Effective Date, (iv) thirty thousand (30,000) Options shall vest in full and become immediately exercisable on the fourth anniversary of the Effective Date, and (v) thirty thousand (30,000) Options shall vest in full and become immediately exercisable on the fifth anniversary of the Effective Date. The Options shall expire on the first to occur of (i) the close of business on the last business day of the Company coinciding with or immediately preceding the day before the tenth anniversary of the Effective Date, (ii) the termination of the Options pursuant to Section 4.2 of the 1994 Plan, or (iii) the termination of the Options in connection with a termination of Employee’s employment with the Company as contemplated by the Option Agreement (as such term is defined below) and as modified by Section IV-D-3 below. The exercise price per Common Share under each Option shall equal the closing price for a Common Share on the Effective Date on the NASDAQ National Market Reporting System on the later of (i) the date of Employee’s execution of this Agreement or (ii) the date of Compensation Committee’s approval of the grant of Options. The Options shall be evidenced by a written option agreement in the form attached hereto as Exhibit A (the “Option Agreement”) and shall, except as expressly provided in this Section III-G and in the last sentence of Section IV-D-3 below, be subject to the terms and conditions set forth in the Plan and the Option Agreement. Additional annual Option grants may be made at Company’s sole discretion.

H. Car Allowance. The Company shall provide Employee with a car allowance of seven hundred dollars ($700.00) per month to be used for the purchase, lease and maintenance of an appropriate automobile for her use during the term of the Agreement.

I. Service Credit. Company shall recognize Employee’s time in service during her employment at News Corporation or any of its affiliated companies (“News Service”) for purposes of eligibility and vesting in all of the above plans and programs except that Employee’s News Service shall not count toward (1) vesting of any stock options granted to Employee by the Company including, but not limited to, the Options set forth in Section III-G above, and (2) vesting under the Company’s 401(k) plan and any other plan or program under which the Company can not legally credit such service.

J. Company Right to Modify Plans. The Company reserves the right to modify, suspend or discontinue any and all of the above plans, practices, policies and programs at any time without recourse by Employee so long as such action is taken generally with respect to other similarly situated peer executives and does not single out Employee.

IV.	TERMINATION.

A. Death or Disability. Employee’s employment shall terminate automatically upon Employee’s death. If the Company determines in good faith that the Disability of Employee has occurred (pursuant to the definition of Disability set forth below), it may give to Employee written notice of its intention to terminate Employee’s employment. In such event, Employee’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Employee, provided that, within the 30 days after such receipt, Employee shall not have returned to full-time performance of her duties. For purposes of this Agreement, “Disability” shall mean a physical or mental impairment which substantially limits a major life activity of Employee and which renders Employee unable to perform the essential functions of her position, even with reasonable accommodation which does not impose an undue hardship on the Company. The Company reserves the right, in good faith, to make the determination of disability under this Agreement based upon information supplied by Employee and/or her medical personnel, as well as information from medical personnel (or others) selected by the Company or its insurers.

B. Cause. The Company may terminate Employee’s employment for Cause. For purposes of this Agreement, “Cause” shall mean that the Company, acting in good faith based upon the information then known to the Company, determines that Employee has engaged in or committed: willful misconduct; gross negligence; theft, fraud or other illegal conduct; refusal or unwillingness to perform her duties; sexual harassment; conduct which reflects adversely upon, or making any remarks disparaging of, the Company, its Board, officers, directors, advisors or employees or its affiliates or subsidiaries; insubordination; any willful act that is likely to and which does in fact have the effect of injuring the reputation, business or a business relationship of the Company; violation of any fiduciary duty; violation of any duty of loyalty; and breach of any term of this Agreement.

C. Other than Cause or Death or Disability. The Company may terminate Employee’s employment at any time, with or without cause, upon 30 days’ written notice.

D. Obligations of the Company Upon Termination.

1. Death or Disability. If Employee’s employment is terminated by reason of Employee’s Death or Disability, this Agreement shall terminate without further obligations to Employee or her legal representatives under this Agreement, other than for (a) payment of the sum of (i) Employee’s annual base salary through the date of termination to the extent not theretofore paid and (ii) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in clauses (i) and (ii) shall be hereinafter referred to as the “Accrued Obligations”), which shall be paid to Employee or her estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the date of termination; and (b) payment to Employee or her estate or beneficiary, as applicable, any amounts due pursuant to the terms of any applicable welfare benefit plans.

2. Cause. If Employee’s employment is terminated by the Company for Cause, this Agreement shall terminate without further obligations to Employee other than for the timely payment of Accrued Obligations. If it is subsequently determined that the Company did not have Cause for termination under this Section IV-D-2, then the Company’s decision to terminate shall be deemed to have been made under Section IV-D-3 and the amounts payable thereunder shall be the only amounts Employee may receive for her termination.

3. Other than Cause or Death or Disability. If the Company terminates Employee’s employment for other than Cause or Death or Disability, this Agreement shall terminate without further obligations to Employee other than (a) the timely payment of Accrued Obligations, (b) payment to Employee of a lump sum equal to the greater of (i) eighteen months of her then current salary or (ii) Employee’s salary through the remainder of the term of this Agreement set forth in Section I above, less standard withholdings and other authorized deductions, and (c) reimbursement to Employee of premiums paid for COBRA continuation of medical insurance until the earlier of (i) Employee becomes eligible for group medical insurance with another employer or (ii) eighteen (18) months. Furthermore, if the Company terminates Employee’s employment for other than Cause, Death or

Disability, the Options to the extent outstanding and not previously vested at the time of such termination, shall thereupon vest in full and shall, subject to earlier termination pursuant to Section 4.2 of the Plan, continue to be exercisable for a period of three months after such termination.

4. Exclusive Remedy. Employee agrees that the payments contemplated by this Agreement shall constitute the exclusive and sole remedy for any termination of her employment and Employee covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

V.	ARBITRATION.

Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Employee’s employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Los Angeles, California, before a sole arbitrator selected from the American Arbitration Association (“AAA”), and shall be conducted in accordance with the AAA rules for the resolution of Employment Disputes as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Employee’s employment. Employee and Company further agree that in any proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to its or her reasonable attorneys’ fees and costs (including forum costs associated with the arbitration) incurred by it or her in connection with resolution of the dispute in addition to any other relief granted.

VI.	RENEWAL.

This Agreement may be renewed by mutual written agreement of the parties. Employee acknowledges and agrees that the Company has no obligation to renew this Agreement or to continue Employee’s employment after any termination of, or the expiration of, this Agreement, and expressly acknowledges that no promises or understandings to the contrary have been made or reached.

VII.	ANTISOLICITATION.

Employee promises and agrees that during the term of this Agreement or renewal in accordance with Section VI above, and for a period of twenty-four (24) months thereafter, she will not influence or attempt to influence customers of the Company or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company, or any subsidiary or affiliate of the Company.

VIII.	JOINING FORMER COMPANY EMPLOYEES.

Employee promises and agrees that for twenty-four (24) months following her termination of employment other than pursuant to Section IV-C above or Disability above or expiration of this Agreement, she will not enter business or work with any person who was employed with the Company, and who earned annually $50,000 or more as a Company employee during the last six months of his or her own employment, in any business, partnership, firm, corporation or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company.

IX.	SOLICITING EMPLOYEES.

Employee promises and agrees that she will not, during the term of this Agreement and for a period of twenty-four (24) months following termination of her employment or the expiration of this Agreement or renewal in accordance with Section VI above, directly or indirectly solicit any of the Company employees who earned annually $50,000 or more as a Company employee during the last six months of his or her own employment to work for any business, individual, partnership, firm, corporation, or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company.

X.	CONFIDENTIAL INFORMATION.

A. Employee, in the performance of Employee’s duties on behalf of the Company, shall have access to, receive and be entrusted with confidential information, including but in no way limited to development, marketing, organizational, financial, management, administrative, production, distribution and sales information, data, specifications and processes presently owned or at any time in the future developed, by the Company or its agents or consultants, or used presently or at any time in the future in the course of its business that is not otherwise part of the public domain (collectively, the “Confidential Material”). All such Confidential Material is considered secret and will be available to Employee in confidence. Except in the performance of duties on behalf of the Company, Employee shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material, unless such Confidential Material ceases (through no fault of Employee’s) to be confidential because it has become part of the public domain. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the Company’s business, which Employee prepares, uses or encounters, shall be and remain the Company’s sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Agreement by any means, or whenever requested by the Company, Employee shall promptly deliver to the Company any and all of the Confidential Material, not previously delivered to the Company, that may be or at any previous time has been in Employee’s possession or under Employee’s control.

B. Employee hereby acknowledges that the sale or unauthorized use or disclosure of any of the Company’s Confidential Material by any means whatsoever and any time before, during or after Employee’s employment with the Company shall constitute Unfair Competition. Employee agrees that Employee shall not engage in Unfair Competition either during the time employed by the Company or any time thereafter.

XI.	SUCCESSORS.

A. This Agreement is personal to Employee and shall not, without the prior written consent of the Company, be assignable by Employee.

B. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise.

XII.	WAIVER.

No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

XIII.	MODIFICATION.

This Agreement may not be amended or modified other than by a written agreement executed by Employee and the Company’s Chief Executive Officer.

XIV.	SAVINGS CLAUSE.

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

XV.	COMPLETE AGREEMENT.

This Agreement constitutes and contains the entire agreement and final understanding concerning Employee’s employment with the Company and the other subject matters addressed herein between the parties. It is intended by the parties as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This is a fully integrated agreement.

XVI.	GOVERNING LAW.

This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

XVII.	CONSTRUCTION.

Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

XVIII.	COMMUNICATIONS.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed by registered or certified mail, postage prepaid, addressed to Employee at Employee’s last known address on file with the Company, or addressed to the Company at 6922 Hollywood Blvd., Los Angeles, CA 90028. Either party may change the address at which notice shall be given by written notice given in the above manner.

XIX.	EXECUTION.

This Agreement is being executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

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In witness whereof, the parties hereto have executed this Agreement as of the date first above written.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

By	/s/ Jeff Shell
Its	Chief Executive Officer

GLORIA DICKEY

/s/ Gloria Dickey